Pricing Supplement dated January 16, 1998           Rule 424(b)(3)
(To Prospectus dated August 19, 1997 and            File No. 333-32135
Prospectus Supplement dated August 19, 1997)

                      NATIONWIDE HEALTH PROPERTIES, INC.

                    Medium-Term Note, Series C - Fixed Rate
________________________________________________________________________
Face Amount: $10,000,000
Trade Date: January 15, 1998
Issue Price: 100%
Original Issue Date: January 21, 1998
Interest Rate: 6.72%
Net Proceeds to Issuer: $9,937,500
Interest Payment Dates: April 1, October 1
Agent's Commission: 1%
Regular Record Dates: March 17, September 16
Name of Agent: Merrill Lynch & Co.
Stated Maturity Date: January 22, 2008
Agent acting in the capacity indicated below:
 [X] As Agent
 [ ] As Principal
Denominations (if other than $1000 and integral multiples thereof):____________
_________________________________________________________________________

Day Count Convention:
 [X] 30/360 for the period from  January 21, 1998 to January 22, 2008
 [ ] Actual/360 for the period from              to
 [ ] Actual/Actual for the period from           to
 [ ] Other (see attached)                        to

Redemption:
 [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
 [ ] The Notes may be redeemed prior to Stated Maturity Date.
      Initial Redemption Date:
      Initial Redemption Percentage:     %
      Annual Redemption Percentage Reduction:      % until Redemption
       Percentage is 100% of the Principal Amount.

Repayment:
 [X] The Notes cannot be repaid prior to the Stated Maturity Date.
 [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
      Optional Repayment Date(s):
      Repayment Price:      %

Original Issue Discount: [ ]  Yes   [X]  No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form: [X] Book-entry   [ ] Certificated
                    _______________________________________

  Goldman, Sachs & Co.                 Merrill Lynch & Co.